For Immediate Release                        CONTACT:
Thomas M. Dugan
Vice President of Finance and Treasurer
Shiloh Industries, Inc.
+1 (330) 558-2600

SHILOH INDUSTRIES REPORTS THIRD QUARTER 2015 RESULTS

VALLEY CITY, Ohio, September 14, 2015 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today reported financial results for the third quarter ended July 31, 2015.

Third Quarter 2015 Highlights:

•	Sales revenue for the quarter was $275.2 million, an increase of 27.2 percent compared to the prior year quarter

•	Gross profit for the quarter was $20.2 million, compared to $22.1 million in the prior year quarter

•	SG&A as percent of sales for the quarter was 4.4%, a decrease of 103 basis points compared to the prior year quarter

•	Net income per diluted share for the quarter was $0.11 which included a negative $0.16 impact from lower scrap metal market pricing

•	EBITDA for the quarter was $16.4 million which included a negative $4.3 million impact from lower scrap metal market pricing

•
Launched and received production approval for 146 new products during the quarter, compared to 61 in the prior year quarter; year-to-date launched and received production approval for 272 new products compared to 126 in the prior year period

•
New product wins from 18 different customers, representing an expected $420 million in sales over the life-of-program; year-to-date life-of-program awarded wins are expected to be $1.2 billion in sales

"Our differentiated technology is increasingly being recognized in the marketplace, creating new business opportunities for Shiloh. We have achieved a number of important new business wins and record product launches across our portfolio that will drive growth and profitability in the years to come. Importantly, our role in the value chain continues to expand with advanced design responsibilities for many of our new product wins versus the legacy build-to-print model," said Ramzi Hermiz, president and chief executive officer. Hermiz continued, “Although we experienced some near-term headwinds in the quarter, we are confident in our long-term strategy given our leading technology and favorable position in the automotive lightweighting market.”

Third Quarter 2015 Financial Review
Sales revenue for the third quarter of fiscal 2015 increased to $275.2 million, a 27.2 percent improvement compared with third quarter of fiscal 2014. Sales revenue during the quarter was negatively impacted by market pricing for scrap metal of $4.3 million and foreign currency translation of $2.7 million.

Gross profit was $20.2 million compared with $22.1 million for the third quarter of fiscal 2014. Gross profit as a percent of sales was 7.4 percent compared to the 10.2 percent in the third quarter of fiscal 2014. Scrap metal pricing softness, foreign currency exchange, and plant inefficiencies due to the ramp up of significant new product launches, impacted the gross profit results in the quarter.

Selling, general and administrative costs were $12.2 million, or 4.4 percent of sales revenue compared with $11.8 million, or 5.5 percent of sales revenue in the prior year. The 103 basis point year-over-year improvement in SG&A as a percent of sales was attributable to expense control and acquisition synergies.

EBITDA for the third quarter was $16.4 million, compared to $17.1 million in the prior year quarter. EBITDA would have been $20.7 million excluding the previously mentioned $4.3 million headwind from scrap metal pricing.

Net income for the quarter was $2.0 million, or $0.11 per diluted share, compared with $8.3 million, or $0.49 per diluted share in the prior year quarter. The decline in net income was driven by lower operating income, higher interest expense and significantly higher income taxes compared to the year ago quarter. Our effective income tax rate was 55.6 percent during the third quarter of 2015, compared to 3.9 percent for the year ago period. The prior year quarter results included one-time research and development tax credits of $2.4 million, or $0.14 per diluted share. The higher effective tax rate is the result of the expiration of certain credits, timing of certain deductions, foreign currency and certain foreign losses with no related tax benefit in the quarter.

As of July 31, 2015, cash and cash equivalents were $6.6 million, total debt was $260.4 million, and stockholders’ equity was $146.6 million.

Recent Events
During the third quarter of 2015 Shiloh launched and received production approval for 146 new products, compared to 61 in the prior year quarter. Year to date, there have been 272 launches and production approvals. The Company generally incurs upfront ramp-up expenses associated with new product launches prior to revenue generation.

Shiloh benefited from several important new global client wins driven by our leading technology-based solutions, including from three premium European automotive manufacturers. New product wins during the third quarter from these three manufacturers are expected to generate revenue of approximately $230 million of the expected $420 million in total new product wins over the life- of-program, beginning in 2017.

Shiloh began shipments from its new die casting facility in Clarksville, Tennessee during the quarter. This important new facility is an example of the investment that Shiloh is making to expand capacity of its leading technology-based solutions in strategically located geographies. This facility will play a key role in supporting the growth from our new customer wins.

Financial Restatement
On September 9, 2015, the Company filed a notification of late filing with the Securities and Exchange Commission disclosing that the Company was investigating the accounting for certain costs at its Wellington, Ohio facility. This investigation determined that previously reported financial results for this facility had been overstated and that this overstatement was attributable to the accounting for inventoried costs, the majority of which was associated with a surcharge assessed on steel. The Company has taken steps to remediate the internal control deficiencies, including replacing the financial leader at the Company’s Wellington facility, continuing to evaluate additional organizational changes, reassigning detailed reconciliations of interrelated accounts to experienced employees from both corporate and plant personnel, implementing new internal reporting procedures, retraining employees in key internal control measures, utilizing subject matter experts across different facilities and enhancing management oversight over the Company’s Wellington facility until remediation is completed. The financial statements for the three-month period ended January 31, 2015 and the 3- and 6-month periods ended April 30, 2015 were included in the Company’s Quarterly Reports on Form 10-Q filed on March 11, 2015 and June 5, 2015, respectively.

Today the Company filed amended Quarterly Reports on Form 10-Q to correct the misstatements and related disclosures. The impact of the restatement on reported net income was a reduction of $1.2 million for the first quarter of 2015 and $800,000 for the second quarter of 2015.

Shiloh to Host Conference Call Today at 5:30 P.M. EDT
Shiloh Industries will host a conference call on Monday, September 14th at 5:30 P.M. Eastern Daylight Time to discuss the Company's 2015 third-quarter financial results. The conference call can be accessed by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. Please dial-in approximately ten minutes in advance and request the Shiloh Industries third quarter conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the replay is 13618438. The replay will be available until September 17, 2015. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.shiloh.com.

For inquiries, please contact Thomas Dugan, Vice President Finance and Treasurer at:
investor@shiloh.com.

Non-GAAP Financial Measures
This press release includes the following non-GAAP financial measures: “EBITDA,” “adjusted EBITDA,” and “adjusted earnings per share (EPS)." We define EBITDA as as net income / (loss) before interest, taxes, and depreciation. We define adjusted EBITDA as net income / (loss) before interest, taxes, depreciation, amortization, restructuring items and other adjustments described in the reconciliations accompanying this press release. Adjusted earnings per share exclude certain income and expense items described in the reconciliation accompanying this press release. We use EBITDA, adjusted EBITDA, and adjusted earnings per share as supplements to information provided in accordance with generally accepted accounting principles ("GAAP") in evaluating our business and they are included in this press release because they are principal factors upon which our management assesses performance. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP are set forth below. The non-GAAP measures presented above are not measures of performance under GAAP. These measures should not be considered as alternatives for the most directly comparable financial measures calculated in accordance with GAAP. Other companies in our industry may define these non-GAAP measures differently than we do and, as a result, these non-GAAP measures may not be comparable to similarly titled measures used by other companies in our industry; and certain of our non-GAAP financial measures exclude financial information that some may consider important in evaluating our performance. Given the inherent uncertainty regarding special items and other expense in any future period, a reconciliation of forward-looking financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP is not feasible. The magnitude of these items, however, may be significant.
.

Adjusted earnings per share (EPS)	Three Months Ended July 31,		Nine Months Ended July 31,
	2015	2014	2015	2014
Income per common share (GAAP)
Diluted	$0.11	$0.49	$0.62	$1.25
One-time research and development tax credits	—	(0.14)	—	(0.14)
Asset recoveries	—	—		(0.15)
Diluted adjusted earnings per share (non-GAAP)	$0.11	$0.35	$0.62	$0.96

Adjusted EBITDA Reconciliation	Three Months Ended July 31,		Nine Months Ended July 31,
	2015	2014	2015	2014
Net income	$1,981	$8,349	$10,777	$21,417
Depreciation and amortization	9,099	7,209	26,083	20,094
Interest expense	2,885	1,191	6,714	3,004
Provision for income taxes	2,480	335	5,772	6,136

EBITDA	16,445	17,084	49,346	50,651
Asset recoveries	—	—	—	(4,026)
Adjusted EBITDA	$16,445	$17,084	$49,346	$46,625

About Shiloh Industries, Inc.

Shiloh Industries, Inc. is a leading global supplier of lightweighting, noise and vibration solutions to the automotive, commercial vehicle and industrial segments, capable of delivering solutions in aluminum, magnesium, steel and high-strength steel alloys to original equipment manufacturers and suppliers. The company offers the broadest portfolio of lightweighting solutions in the industry through their BlankLight™, CastLight™ and StampLight™ brands. Shiloh designs and manufactures components in body, chassis and powertrain systems with expertise in precision blanks, ShilohCore™ acoustic laminates, aluminum and steel laser welded blanks, complex stampings, modular assemblies, aluminum and magnesium die casting, as well as precision machined components. Shiloh has nearly 3,300 dedicated employees with operations, sales and technical centers throughout Asia, Europe and North America.

###

Forward-Looking Statements
Certain statements made by Shiloh Industries, Inc. (the "Company") in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all, of the risks include the ability of the Company to accomplish its strategic objectives; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; the Company's ability to successfully integrate acquired businesses, including businesses located outside of the United States; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the lack of acceptance of our products; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company's facilities and that of the Company's customers or suppliers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, aluminum or magnesium, the Company's primary raw materials, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company’s outstanding indebtedness or a decrease in customer demand which could cause a covenant default under the Company’s outstanding indebtedness; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company's other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management's analysis only as of the date of this release.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
(Unaudited)

	July 31, 2015	October 31, 2014

ASSETS:
Cash and cash equivalents	$6,635	$12,014
Investment in marketable securities	493	1,045
Accounts receivable, net of allowance for doubtful accounts of $534 and $601 at July 31, 2015 and October 31, 2014, respectively	164,007	171,242
Related-party accounts receivable	752	533
Prepaid income taxes	1,500	2,142
Inventories, net	94,420	91,303
Deferred income taxes	3,141	3,496
Prepaid expenses	20,023	11,987
Total current assets	290,971	293,762
Property, plant and equipment, net	274,633	274,828
Goodwill	28,826	30,887
Intangible assets, net	19,797	21,998
Deferred income taxes	2,355	2,605
Other assets	5,325	5,445
Total assets	$621,907	$629,525
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current debt	$1,355	$1,918
Accounts payable	154,785	146,478
Other accrued expenses	32,503	41,336
Total current liabilities	188,643	189,732
Long-term debt	259,086	268,102
Long-term benefit liabilities	17,252	19,951
Deferred income taxes	4,563	2,739
Interest rate swap agreement	4,162	2,510
Other liabilities	1,623	1,972
Total liabilities	475,329	485,006
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 per share; 5,000,000 shares authorized; no shares issued and outstanding at July 31, 2015 and October 31, 2014, respectively	—	—
Common stock, par value $.01 per share; 25,000,000 shares authorized; 17,250,183 and 17,214,284 shares issued and outstanding at July 31, 2015 and October 31, 2014, respectively	173	172
Paid-in capital	69,161	68,035
Retained earnings	123,971	113,193
Accumulated other comprehensive loss, net	(46,727)	(36,881)
Total stockholders’ equity	146,578	144,519
Total liabilities and stockholders’ equity	$621,907	$629,525

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31
	2015	2014	2015	2014
Net revenues	$275,201	$216,389	$812,285	$608,900
Cost of sales	254,952	194,289	745,404	547,952
Gross profit	20,249	22,100	66,881	60,948
Selling, general & administrative expenses	12,246	11,829	42,730	32,893
Amortization of intangible assets	486	545	1,795	1,635
Asset recovery	—	—	—	(4,026)
Operating income	7,517	9,726	22,356	30,446
Interest expense	2,885	1,191	6,714	3,004
Interest income	(7)	(2)	(21)	(7)
Other (income) expense	178	(147)	(886)	(104)
Income before income taxes	4,461	8,684	16,549	27,553
Provision for income taxes	2,480	335	5,772	6,136
Net income	$1,981	$8,349	$10,777	$21,417
Earnings per share:
Basic earnings per share	$0.11	$0.49	$0.63	$1.25
Basic weighted average number of common shares	17,227	17,118	17,220	17,081
Diluted earnings per share	$0.11	$0.49	$0.62	$1.25
Diluted weighted average number of common shares	17,246	17,175	17,247	17,157

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollar amounts in thousands)
(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2015	2014	2015	2014
Net income	$1,981	$8,349	$10,777	$21,417
Other comprehensive income:
Defined benefit pension plans & other postretirement benefits
Recognized gain	—	318	593	806
Actuarial net loss	—	(816)	(683)	(1,962)
Asset net gain	—	268	391	649
Income tax (provision) benefit	—	86	(114)	191
Total defined benefit pension plans & other post retirement benefits, net of tax	—	(144)	187	(316)
Marketable securities
Unrealized gain (loss) on marketable securities	(258)	750	(552)	854
Income tax (provision) benefit	90	(134)	193	(171)
Reclassification adjustments for gain on marketable securities included in net income	—	(365)	—	(365)
Total marketable securities, net of tax	(168)	251	(359)	318
Derivatives and hedging
Unrealized gain (loss) on interest rate swap agreements	147	(457)	(1,651)	(1,360)
Income tax (provision) benefit	(56)	175	625	517
Change in fair value of derivative instruments, net of tax	91	(282)	(1,026)	(843)
Foreign currency translation adjustments:
Unrealized loss on foreign currency translation	(1,062)	(1,433)	(8,648)	(1,433)
Comprehensive income, net	$842	$6,741	$931	$19,143

SHILOH INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)
(Unaudited)

	Nine Months Ended July 31
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,777	$21,417
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,083	20,094
Asset recovery	—	(4,026)
Amortization of deferred financing costs	519	644
Deferred income taxes	3,134	(1,078)
Stock-based compensation expense	851	430
Gain (loss) on sale of assets	97	(429)
Changes in operating assets and liabilities:
Accounts receivable	3,391	13,175
Inventories	(7,360)	(18,368)
Prepaids and other assets	(8,456)	(1,689)
Payables and other liabilities	(12,057)	(11,607)
Accrued income taxes	558	(1,992)
Net cash provided by operating activities	17,537	16,239
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(24,038)	(24,027)
Investment in marketable securities	—	(1,527)
Acquisitions, net of cash acquired	195	(66,469)
Proceeds from sale of assets	11,417	4,746
Net cash used in investing activities	(12,426)	(86,310)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of capital leases	(581)	(170)
Proceeds from long-term borrowings	94,900	104,100
Repayments of long-term borrowings	(102,665)	(23,756)
Payment of deferred financing costs	(1,342)	(150)
Proceeds from exercise of stock options	159	928
Net cash provided by (used for) financing activities	(9,529)	80,952
Effect of foreign currency exchange rate fluctuations on cash	(961)	(159)
Net increase (decrease) in cash and cash equivalents	(5,379)	10,722
Cash and cash equivalents at beginning of period	12,014	398
Cash and cash equivalents at end of period	$6,635	$11,120

Supplemental Cash Flow Information:
Cash paid for interest	$6,547	$2,294
Cash paid for income taxes	$245	$6,815

Non-cash Investing and Financing Activities:
Equipment acquired under capital lease	$—	$1,679
Capital equipment included in accounts payable	$3,958	$2,238